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                                                                     EXHIBIT 3.3


                            RESOLUTIONS TO BE ADOPTED
                          BY THE BOARD OF DIRECTORS OF
                        FUTURUS FINANCIAL SERVICES, INC.

                                  JUNE 20, 2000

                            AMENDMENT TO THE BYLAWS

         WHEREAS, the Board of Directors has been made aware of an inconsistency between the Articles of Incorporation, as amended and restated, and the Bylaws of Futurus Financial Services, Inc. (the "Corporation") regarding provisions governing board approval of all acquisitions of the Corporation's voting securities requiring a change of control notice to be filed with the Federal Reserve under the Change in Bank Control Act, and that it is in the best interests of the Corporation to amend the Corporation's Bylaws. Therefore, it is

         RESOLVED, that the Board of Directors hereby approves amending the Corporation's Bylaws by deleting Section 7.4, which read as follows:

         7.4 BENEFICIAL OWNERSHIP LIMITATION. No Person or entity shall be permitted to obtain, acquire, purchase, convert, or otherwise come into possession or control of a beneficial ownership interest, as defined by rules promulgated by the Securities and Exchange Commission, that shall cause such person's or entity's beneficial ownership in any class(es) of stock of the corporation, then issued and outstanding, to equal or exceed five percent without first obtaining the affirmative vote of two-thirds of the holders of a majority of the issued and outstanding shares of the corporation. To the extent that any person or entity fails to comply with this Section 7.4, that portion of beneficial ownership held in violation of this Section 7.4 shall be disregarded by the corporation, including, but not limited to, any voting rights arising from such beneficial ownership.

         RESOLVED, that the Board of Directors hereby approves any section renumber or other formatting changes required due to the deletion of Section 7.4 as authorized herein.

         RESOLVED, that the Board of Directors hereby ratifies and adopts the Corporation's Bylaws as amended herein.